EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:

         United Financial Mortgage Corp. Announces Definitive Agreement to
                          Acquire Plus Funding


   *  Company continues to expand its retail origination division

 Oak Brook, IL, Tuesday, December 14, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") announced today that it has signed a definitive agreement to acquire Carlsbad, California based Plus Funding. Terms were not disclosed.

 Plus Funding is a privately held retail originator of residential mortgage loans that acts as both a mortgage banker and broker. Plus Funding, which has served the San Diego area since 2000, has 66 full-time employees and operates seven branches in southern California and one in Nevada. Mr. Thomas Phanco and Mr. Phillip Ramsey, founders of Plus Funding, will remain with the Company after the consummation of the acquisition and will serve as President and Vice President, respectively, of the Plus Funding division of UFM.

 Steve Khoshabe, President and CEO of UFM, stated "I look forward to the completion of this acquisition. We anticipate that we will improve Plus Funding's financial performance as a result of our secondary market execution, lower cost of warehouse financing, and the introduction of administrative synergies. The addition of Plus Funding will be our first retail presence in the state of California and will increase the total number of our retail branches to forty-seven"

 UFM anticipates that the acquisition will be non-dilutive and immediately accretive to UFM's earnings. For the year ended December 31, 2003, Plus Funding originated $234 million in mortgage loans and had revenues of approximately $6.1 million. Through the first eleven months of this year, Plus Funding has originated $275 million in mortgage loans. Through the six months ended October 31, 2004, UFM had revenues of $33.8 million with earnings of $.31 per share.

 Mr. Tom Phanco, Chief Executive Officer of Plus Funding stated, "Being part of the United Financial Mortgage team will give our sales team the tools and financial foundation necessary to grow their business."

 On August 31, 2004 UFM announced the acquisition of Vision Mortgage Group, a privately held originator of residential mortgage loans that serves the Rockford (Rock River Valley) area. In 2003, Vision Mortgage was one of the largest mortgage originators in the Rock River Valley. For the year ended December 31, 2003, Vision Mortgage originated $148 million in mortgage loans.


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 39 retail offices and 8 wholesale operations centers across 16 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, changes in demand for mortgage loans, the Company's access to funding sources and the terms upon which it can obtain financing, assumptions underlying the value of the Company's retained mortgage loan-servicing rights, the impact of economic slowdowns or recessions, management's ability to manage the Company's growth and planned expansion, difficulties in integrating or operating newly acquired businesses, competition in the Company's market, changes in government regulations, the Company's ability to expand origination volume while reducing overhead, the impact of new legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company's market, other risk factors disclosed from time to time in the Company's filings with the Securities and Exchange Commission and the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


 For Further Information Contact:

 Dave Gentry, Aurelius Consulting Group, Inc., Century Bank Building, 541 S. Orlando Avenue, Suite 206, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com